EXHIBIT 5.1
                         Bruce J. Kremers, P.C.
                           Attorneys at Law
                           1335 Ninneman Rd.
                             P.O. Box 768
                          Troy, Montana 59935

                           February 9, 1999


Ultra Shield Products
International, Inc.
10096 Sixth Street
Units O-P
Rancho Cucamonga, CA 91730

     Re: Registration Statement on Form S-8 of Ultra Shield Products International, Inc. securities, issued as Shares pursuant to written legal services and investor relations agreements

Ladies and Gentlemen:

     This opinion is submitted pursuant to the applicable rules of the Securities and Exchange Commission (the "Commission") with respect to the registration by Ultra Shield Products International, Inc., a Delaware corporation (the "Company"), of 1,267,125 Shares of the Company's $.0001 par value per share common stock (the "Shares"), issued to the undersigned and to Martin E. Janis & Company, Inc. pursuant to legal services and investor relations agreements (the "Agreements") adopted, ratified, accepted and approved by resolution of the Company's Board of Directors.

     In our capacity as counsel to the Company, we have examined the original, certified, conformed, photostatic or other copies of the Agreements, the Company's Articles of Incorporation (as amended), Bylaws and corporate minutes provided to us by the Company. In all such examinations, we have assumed the genuineness of all signatures on original documents, and the conformity to originals or certified copies of all copies submitted to us as conformed, photostatic or other copies. In passing upon certain corporate records and the documents of the Company, we have necessarily assumed the correctness and completeness of the statements made or included therein by the Company, and express no opinion thereon. In issuing this opinion, we have disclosed our conflict of interest with the Company.

     Based upon and in reliance upon the foregoing, it is our opinion that the Common Stock issued pursuant to the Agreement is validly issued, fully paid and non-assessable. We hereby consent to the use of this opinion in the Registration Statement on the Form S-8 to be filed with the Commission.

                                      Very truly yours,

                                      Bruce J. Kremers, P.C.

                                      By  /S/ Bruce J. Kremers
                                          Bruce J. Kremers